Exhibit 10.9
AGREEMENT

Translation

Party A: Chongqing Foguang Tourism Development Co., Ltd. (“Party A”)

Party B: Chongqing ChangShou District Rural Credit Association (“Party B”)

             ChangShou County Fuli Bowling Co., Ltd. (“Fuli”), borrowed RMB 4.1 million from the ChangShou County Rural Cooperative Foundation. In 1999, based on relevant provisions issued by the State Council, the ChangShou County Rural Cooperative Foundation transferred its rights and liabilities under the said debt to Party B. On September 10, 2001, Fuli has applied and engaged with Party B to conduct a “repayment of old debt by new loan.” Due to failure of management, Fuli has closed and owed an accrued interest of RMB 1,165,537.64 to Party B as of September 21, 2002. On April 11, 2003, through consultation between Fuli and Party B, Fuli agreed to transfer its rights on the collateral of the said debt, the park of ChangShou Land Administration and Bowling House with its bowling equipment and eight fairways, to Party B to offset the principal and interest of the debt.

                Through consultation between Party A and Party B, Party A agrees to lease the Bowling House that Fuli transferred to Party B, which is located at San Dong Qiao, Feng Cheng Town, ChangShou District, and the parties enter into the following agreement:

1.
Party A understands the nature of ownership of the property (that is, the park is a state-owned property currently used by the ChangShou Land Administration; the Bowling House and its facilities are debt collaterals and therefore there will be no property ownership certificate for the Bowling House.) and agrees to undertake RMB 2.6 million out of Fuli’s debt as the rent of the property.

2.
Payment: upon the execution of this Agreement, Party A shall make a one-time payment of RMB 2.6 million to Party B. On the same day of receiving the payment, Party B shall grant Party A’s use of the Bowling House and bowling facilities and deliver to Party A a copy of the Pledge Agreement.

3.
Upon the execution of this Agreement, Party A shall engage with relevant authorities to complete the procedures of transferring the property ownership and bear all costs and taxes generated. Party B shall only be responsible to provide the relevant information and materials in its current possession.

4.	Upon the execution of this Agreement, Party A shall be responsible for all economic disputes or liabilities related to the properties.

5.	Any unsettled matter shall be subject to further consultation between the parties and both parties shall execute a supplement agreement.

6.	The parties shall comply with this Agreement. Any party who breaches the Agreement shall pay a penalty of 10% of the total rent of RMB 2.6 million to the non-breaching party.

7.	This Agreement is executed into four duplicates with equivalent effect. Each party shall hold one duplicate. This Agreement shall become effective when Party B receives the payment of RMB 2.6 million.

Party A: Chongqing Foguang Tourism Development Co., Ltd. (Stamp)

Party B: Chongqing ChangShou District Rural Credit Association (Stamp)

February 3, 2005